Exhibit 5.01
[INTUIT INC. LETTERHEAD]
January 19, 2011
U.S. Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Subject: Intuit Inc.
Ladies and Gentlemen:
This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Intuit Inc. (the “Company”) on or about January 19, 2011. The Registration Statement relates to the registration of 31,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), which may be issued under the Company’s Amended and Restated 2005 Equity Incentive Plan, as adopted on December 9, 2004 and amended on December 16, 2005, December 15, 2006, December 14, 2007, December 16, 2008, December 15, 2009, and January 19, 2011 (the “Plan”).
For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) the Plan, and (v) resolutions of the Board of Directors and records of the Annual Meeting of Stockholders of the Company relating to adoption and approval of the Plans. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Plan for a purchase price of not less than $0.01 per share.
Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plans, when duly issued and paid for in accordance with the Registration Statement, the prospectus related to the Plan and the Plan for the consideration provided for therein, will be legally issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ LAURA A. FENNELL
Laura A. Fennell
Senior Vice President, General Counsel and Corporate Secretary
Intuit Inc.